 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
July 2, 2015

Moody National REIT II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-198305	47-1436295
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6363 Woodway Drive, Suite 110

Houston, Texas 77057

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (713) 977-7500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Breaking Escrow in Public Offering

Moody National REIT II, Inc. (the “Company”) commenced its initial public offering of up to $1,100,000,000 in shares of its common stock on January 20, 2015 (the “Public Offering”). The terms of the Public Offering required the Company to deposit all subscription proceeds in escrow pursuant to the terms of the Company’s escrow agreement with UMB Bank, N.A. until the earlier of the date that the Company received subscriptions aggregating at least $2,000,000 (including shares of the Company’s common stock purchased by the Company’s sponsor, its affiliates and the Company’s directors and officers) or January 20, 2016. On July 2, 2015, the Company received subscriptions aggregating $2,000,000, and the subscription proceeds held in escrow were released to the Company. As of July 2, 2015, the Company had received and accepted investors’ subscriptions for and issued 81,349 shares of the Company’s common stock in the Public Offering, resulting in gross offering proceeds of approximately $2,033,722.

Pursuant to the Company’s independent directors’ compensation plan, upon raising $2,000,000 in gross offering proceeds in the Public Offering, each of the Company’s two independent directors, Douglas Y. Bech and Charles L. Horn, received an initial grant of 5,000 shares of the Company’s restricted common stock. The shares of restricted common stock vest in four equal quarterly installments beginning on the first day of the first quarter following the date of grant; provided, however, that the restricted stock will become fully vested on the earlier to occur of (1) the termination of the independent director’s service as a director due to death or disability, or (2) a change in control of the Company.

Board Approval of Initial Property Acquisition

On July 2, 2015, the Company’s board of directors authorized the Company’s officers to take the necessary actions to pursue the acquisition of a hotel property located in Boston, Massachusetts commonly known as the Hampton Inn Boston Logan Airport (“Hampton Inn Boston”) from a third party seller for an aggregate purchase price of approximately $57,000,000, excluding acquisition costs. Moody National REIT I, Inc., a public, non-listed REIT also sponsored by the Company’s sponsor, is currently under contract to acquire the Hampton Inn Boston and is expected to assign the purchase agreement to the Company. The Company intends to finance the acquisition of the Hampton Inn Boston with proceeds from the Public Offering and financing secured by the Hampton Inn Boston.

The Hampton Inn Boston is a 227 room select-service hotel. The Hampton Inn Boston is located within close proximity to Boston Logan International Airport, and just five miles from downtown Boston.

The acquisition of the Hampton Inn Boston is subject to significant conditions to closing, including: (1) the assignment of the purchase agreement for the Hampton Inn Boston from Moody National REIT I, Inc. to the Company, (2) the Company’s ability to raise sufficient additional offering proceeds in the Public Offering to fund the purchase price of the Hampton Inn Boston, (3) the Company’s ability to obtain appropriate financing secured by the Hampton Inn Boston, and (4) the absence of a material adverse change to the Hampton Inn Boston prior to the date of the acquisition. There is no assurance that the Company will close the acquisition of the Hampton Inn Boston on the terms described above or at all.

Declaration of Cash Distribution

On July 2, 2015, the Company’s board of directors also authorized and declared the payment of cash distributions to the Company’s stockholders (the “Distribution”). The Distribution will (i) accrue daily to the Company’s stockholders of record as of the close of business on each day commencing on August 1, 2015, (ii) be payable in cumulative amounts on or before the 15th day of each calendar month with respect to the prior month, and (iii) be calculated at a rate of $0.00479 per share of the Company’s common stock per day, a rate which, if paid each day over a 365-day period, is equivalent to a 7.0% annualized distribution rate based on a purchase price of $25.00 per share of the Company’s common stock.

On July 7, 2015, the Company distributed a press release announcing (1) that the Company has raised the minimum offering amount in the Public Offering, (2) the approval of the acquisition of the Hampton Inn Boston by the Company’s board of directors and (3) the authorization and declaration of the Distribution by the Company’s board of directors. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

The information furnished under Item 8.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filings under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press release, dated July 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOODY NATIONAL REIT II, INC.

Date: July 7, 2015	By:	/s/ Brett C. Moody
Brett C. Moody
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit	Description

99.1	Press release, dated July 7, 2015